Exhibit 99.1

FOR IMMEDIATE RELEASE

NYRT Expects to Delay Filing of its Annual Report Due to Recent Change in External Auditor

NEW YORK, Feb. 20, 2015 /PRNewswire/ -- New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a publicly traded real estate investment trust, announced today as a result of its previously disclosed change in auditors, that it expects to delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2014, beyond the required filing date of March 2, 2015. NYRT expects to file its Form 10-K with an audit report and attestation on internal control over financial reporting from its new independent registered public accounting firm, KPMG LLP, in April 2015.

NYRT previously announced the engagement of KPMG to replace its previous auditor and the engagement of Deloitte & Touche LLP as its internal audit firm.

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused REIT that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT's Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Anthony J. DeFazio DDCworks tdefazio@ddcworks.com (484) 342-3600	Gregory W. Sullivan Chief Financial Officer, Chief Operating Officer Treasurer & Secretary New York REIT, Inc. gsullivan@nyrt.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations ABackman@arlcap.com (917) 475-2135